Exhibit 10.2
RSU1378

RESTRICTED STOCK UNIT AGREEMENT PURSUANT TO THE COMTECH TELECOMMUNICATIONS CORP. 2000 STOCK INCENTIVE PLAN

Dear MICHAEL PORCELAIN:
Preliminary Statement

          As an employee of Comtech Telecommunications Corp. (the “Company”) or an Affiliate, pursuant to Section 11.1 of The Comtech Telecommunications Corp. 2000 Stock Incentive Plan, as amended (the “Plan”), you were granted on 03-Jan-2022 (the “Grant Date”), pursuant to the terms of the Plan and this Restricted Stock Unit Agreement (this “Agreement”), the number of restricted stock units (the “RSUs”) set forth below.  Each RSU represents the right to receive one (1) share of the Company’s common stock, $.10 par value per share (the “Common Stock”), subject to the terms and conditions of the Plan and this Agreement.

The terms of the grant are as follows:

          1.     Grant of RSUs.  Subject in all respects to the Plan and the terms and conditions set forth herein and therein, on the Grant Date you were granted 14,608 RSUs (the “Award”).

          2.     Vesting.  The Award shall vest in equal installments over a three (3) year period, commencing on the Grant Date, at the rate of 33.3% effective on each of January 1, 2023, January 1, 2024 and January 1, 2025; provided that you have not incurred a Termination of Employment (as defined below) prior to the applicable vesting date. The date that an RSU becomes vested shall be referred to herein as the “Vesting Date”.

          There shall be no proportionate or partial vesting in the periods prior to each Vesting Date and all vesting shall occur only on the appropriate Vesting Date.

          3.     Payment. Subject to the terms of this Agreement and the Plan, you shall receive one share of Common Stock with respect to each vested RSU subject to the Award within thirty (30) days following the applicable Vesting Date (such date of settlement, the “Settlement Date”) except for those shares of Common Stock that may be used to pay any applicable taxes.  For purposes of this agreement, “Termination of Employment” means termination of employment as defined in Section 2.56 of the Plan.

          4.     Dividend Equivalents.  Any cash or Common Stock dividends paid on shares of Common Stock underlying an RSU prior to the Settlement Date for such RSU shall be credited to a dividend book entry account on your behalf (any such credited amount, a “Dividend Equivalent”).  Any cash Dividend Equivalents shall not be deemed to be reinvested in shares of Common Stock and will be held uninvested and without interest.  Your right to receive any Dividend Equivalents with respect to cash dividends shall vest only if and when the related RSU vests, and an amount equal to such cash dividends shall be paid to you in cash on the applicable Settlement Date on which the related RSU is settled.  Your right to receive any Dividend Equivalents with respect to dividends of Common Stock shall vest only if and when the related RSU vests, and on the applicable Settlement Date on which the related RSU is settled you will be paid an amount in cash equal to the Fair Market Value of the Common Stock underlying such dividend as of the applicable Settlement Date.  Prior to the payment thereof, any Dividend Equivalents will be encompassed within the term “Award” with respect to the relevant RSUs.

Exhibit 10.2
          5.     Termination.  Any RSUs (including any Dividend Equivalents credited thereupon) that are not vested upon your Termination of Employment shall, upon such Termination of Employment, terminate and be forfeited in their entirety as of the date of such Termination of Employment.

          6.     Detrimental Activity.  In the event you engage in Detrimental Activity prior to, or during the one year period following the vesting of any RSUs, the Committee may direct that all unvested RSUs and all vested but unpaid RSUs (including any Dividend Equivalents credited thereupon) shall be immediately forfeited to the Company and that you shall pay over to the Company an amount equal to the amount realized at the time of vesting of any RSUs or any Common Stock or Dividend Equivalents paid in connection therewith which had vested in the period referred to above.

          7.     Restriction on Transfer.  Unless otherwise approved by the Committee, the Award is not transferable other than by will or by the laws of descent and distribution. In addition, unless otherwise approved by the Committee, the Award shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Award shall not be subject to execution, attachment or similar process.  Upon any attempt to transfer, assign, negotiate, pledge or hypothecate all or part of the Award or in the event of any levy upon the Award by reason of any execution, attachment or similar process contrary to the provisions hereof not otherwise approved by the Committee, the Award shall immediately become null and void.

          8.     Rights as a Stockholder.  Except as otherwise specifically provided herein, you shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Award unless and until you have become the holder of record of the shares of Common Stock.

          9.     Provisions of Plan Control.  This grant is subject to all the terms, conditions and provisions of the Plan, including, without limitation, Section 17.13 of the Plan (Section 409A of the Code) and the amendment provisions of the Plan, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Board of Directors of the Company and as may be in effect from time to time.  Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.  The Plan is incorporated herein by reference.  If and to the extent that this grant conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this grant shall be deemed to be modified accordingly.

          10.     Notices.  Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by United States mail, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

          If to the Company, to:

                    Comtech Telecommunications Corp.
                    68 South Service Road, Suite 230
                    Melville, NY 11747
                    Attention: Secretary

          If to you, to the address indicated after your signature at the end of this Agreement.

Exhibit 10.2
          11.     Withholding.  You shall be solely responsible for all applicable foreign, federal, state, and local taxes with respect to the RSUs and the payment of Common Stock thereunder; provided, however, that at any time the Company is required to withhold any such taxes, you shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable federal, state and local or foreign taxes that the Company is required or permitted to withhold at any time, including, if then permitted by the Company, by electing to reduce the number of shares of Common Stock otherwise then deliverable to you under this Award. Unless you have informed the Company of your intent to make alternate arrangements to satisfy your withholding obligations at least 60 days in advance of the applicable tax date (unless otherwise determined by the Company) and at a time when you are not otherwise precluded from trading Common Stock by law, the Company or one of its Affiliates shall have the automatic right to withhold such taxes from any payments that the Company would otherwise make to you (including salary, wages, any expenses reimbursable to you under the Company policies and any other compensation), including, but not limited to, the right to withhold shares otherwise deliverable to you under this Award. The Company will withhold taxes (e.g., federal, state and local taxes, including payroll taxes) in an amount at least equal to the minimum statutory taxes required to be withheld; provided, however, at your advanced election you may request the Company withhold additional amounts up to your maximum statutory individual tax rate in each relevant jurisdiction applicable to you at such time of withholding; and provided, further, that if the shares of Common Stock to be delivered to you under this Award are required to be retained by you to satisfy stock ownership guidelines, the Company shall withhold taxes in an amount equal to your maximum statutory individual tax rate in each relevant jurisdiction applicable to you at such time of withholding, in all cases, so long as the withholdings do not result in this Award being classified as a liability-based award in accordance with applicable accounting standards.

          12.     Securities Representations.  The grant of the Award and issuance of shares of Common Stock upon settlement of the Award shall be subject to, and in compliance with, all applicable requirements of federal, state or foreign securities law.  No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which such shares may then be listed.  As a condition to the settlement of the Award, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation.

          The shares of Common Stock are being issued to you and this Agreement is being made by the Company in reliance upon the following express representations and warranties.  You acknowledge, represent and warrant that:

                   (a)        you have been advised that you may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”) and in this connection the Company is relying in part on your representations set forth in this section.

                   (b)        If you are deemed to be an affiliate within the meaning of Rule 144 of the Act, the shares of Common Stock issued to you must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register the shares (or to file a “re-offer prospectus”).

                   (c)        If you are deemed to be an affiliate within the meaning of Rule 144 of the Act, you understand that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Stock, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sales of the shares of Common Stock may be made only in limited amounts in accordance with such terms and conditions.

Exhibit 10.2
          13.     Miscellaneous.

                   (a)        This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees.  The Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or any affiliate by which you are employed to expressly assume and agree in writing to perform this Agreement.  Notwithstanding the foregoing, you may not assign this Agreement other than with respect to shares of Common Stock Transferred in compliance with the terms hereof.

                   (b)        This Award shall not affect in any way the right or power of the Board or stockholders of the Company to make or authorize an adjustment, recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company or subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, the dissolution or liquidation of the Company, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding. The RSUs granted hereunder shall be subject to adjustment in accordance with Section 4.2(b) of the Plan.

                   (c)        You understand and agree that this Award and payment of Common Stock (even if treated as compensation for tax purposes) is special incentive compensation that will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.

                   (d)        No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

                   (e)        The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

                   (f)        The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

                   (g)        This Agreement shall be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of Delaware without reference to rules relating to conflicts of law.

          14.     Right to Terminate Employment.  Neither the Plan nor the grant of the Award hereunder shall impose any obligations on the Company or an Affiliate and/or the stockholders of the Company to retain you as an employee, nor shall it impose any obligation on your part to remain as an employee of the Company or an Affiliate.

          15.     Agreement and Grant Not Effective Unless Accepted. By selecting the “Accept” button below you agree (i) to enter into this Agreement electronically, and (ii) to the terms and conditions of the Agreement. Until you select the “Accept” button below, this Award shall not be effective and if you do not select the “Accept” button within 14 days from the date the Agreement is made available to you electronically this Award shall be null and void.